EXHIBIT 99.2

FROM: SELAS CORPORATION OF AMERICA	SCA-444
CONTACT: Mark S. Gorder 651-636-9770

FOR IMMEDIATE RELEASE

SELAS CORPORATION SELLS REMAINING HEAT TECHNOLOGY BUSINESS,
COMPLETES TRANSITION FROM TRADITIONAL BUSINESS SEGMENTS

Company Changes Name to IntriCon Corporation (AMEX: IIN)

ST. PAUL, Minn. — April 1, 2005 — Selas Corporation of America (AMEX: SLS) today reported that it has sold the remaining portion of its Heat Technology business, which includes the Selas name and approximately $6.8 million in operating assets and $4.3 million in liabilities of its burner and components business. The business was sold to Selas Heat Technology Company LLC, a company formed by Stamford, Conn.-based, private-equity firm Lionheart Holdings LLC to effect the transaction. The total purchase price was approximately $3.6 million, subject to adjustment, of which approximately $2.7 million was paid in cash and $900,000 was paid in the form of a subordinated promissory note.

        “This marks an important milestone in our Company’s evolution. During the past three years we have reshaped our overall business by divesting non-core assets,” said Mark S. Gorder, president and chief executive officer. “With today’s announcement, we’ve successfully completed the shift from the Company’s traditional business segments to the emerging prospects in our Precision Miniature Medical and Electronic Products business including established opportunities in our Hearing-Health and Professional Audio Communications businesses.”

        With expertise in the robotic manufacture of miniature and micro-miniature electronic products, management believes the Company’s core competencies position it well to compete in its chosen markets. To reflect the Company’s redefined focus, it is changing its name to IntriCon Corporation, effective immediately. The Company’s new

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IntriCon/Selas Corporation
April 1, 2005

ticker symbol on the American Stock Exchange, which is expected to take effect on April 4, 2005, is “IIN”.

        Said Gorder, “We selected the name IntriCon because it captures our vision of connecting people to people and the devices around them. ‘Intri,’ for intricate, conveys the complexity of the work we do every day for our customers on a miniature and micro-miniature scale. ‘Con,’ for connect, represents our ability to bring people and devices together for progress.”

        The entire organization is dedicated to providing advanced miniature high-technology products that exemplify this vision.

        “As we emerge from our transition with a clear focus and a defined vision, we’re excited about our prospects. Through established successes and new opportunities, we’re committed to growing IntriCon,” concluded Gorder.

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon, formerly Selas Corporation of America, designs, develops, engineers and manufactures microminiaturized medical and electronic products. The Company supplies microminiaturized components, systems and molded plastic parts, primarily to the hearing instrument manufacturing industry, as well as the computer, government, electronics, telecommunications and medical equipment industries. The Company has facilities in the United States, Asia and Europe. IntriCon common stock is expected to begin trading under the symbol “IIN”on the American Stock Exchange beginning April 4, 2005. Until the change takes effect, the symbol will continue to be “SLS”. The Company’s new Web site address is www.IntriCon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, the gain of the sale of the remaining portion of the Heat Technology business and the positioning of the Company to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are, in some cases beyond the Company’s control, and may cause the Company’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, the risk that the Company may not be able to achieve its long-term strategy, weakening demand for products of the

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IntriCon/Selas Corporation
April 1, 2005

Company due to general economic conditions, possible non- performance of developing technological products, the volume and timing of orders received by the Company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the Company’s products, ability to create and market products in a timely manner, risks arising in connection with the insolvency of Selas SAS, competition by competitors with more resources than the Company, foreign currency risks arising from the Company’s foreign operations, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.